UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2010

Industrial Income Trust Inc.

(Exact name of registrant as specified in its charter)

Maryland	333-159445	27-0477259
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 Seventeenth Street, 17th Floor

Denver, CO 80202

(Address of principal executive offices)

(303) 228-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information discussed under Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On September 30, 2010, Industrial Income Trust Inc. (the “Company”), through one of its subsidiaries, acquired a 100% fee interest in the Portland Industrial Portfolio (“Portland Portfolio”), which is comprised of 13 industrial properties aggregating approximately 475,000 square feet on 29.9 acres, located in the Northeast submarket of Portland, Oregon. The acquisition was made pursuant to an Agreement of Purchase and Sale (the “Portland Purchase Agreement”) entered into on August 2, 2010, by and between the Company’s wholly-owned subsidiary and The Realty Associates Fund VI, L.P. The seller of the Portland Industrial Portfolio, The Realty Associates Fund VI, L.P., is not affiliated with the Company or its affiliates.

The total purchase price was $28.0 million, exclusive of additional transfer taxes, due diligence and closing costs. Per the terms of an amended and restated advisory agreement, dated as of May 14, 2010, by and among the Company, Industrial Income Operating Partnership LP (the “Operating Partnership”) and Industrial Income Advisors LLC (the “Advisor”), the Company incurred an acquisition fee to the Advisor equal to 2.0% of the purchase price. The Company funded the acquisition using proceeds from its public offering and debt financing obtained by the Company, which is described under Item 2.03 of this Current Report on Form 8-K.

The Portland Portfolio properties are approximately 96% leased to 19 diverse tenants. Two of these tenants, Vertis, Inc. and Johnstone Supply, Inc., each individually lease more than 10% of the rentable area of the Portland Portfolio, as described below:

•

Vertis, Inc., a market research, media planning, advertising production and fulfillment service provider, leases 173,250 square feet or approximately 37% of the portfolio’s rentable area under a lease that expires in November 2012 and contains no lease renewal options. The annual base rent under the lease is currently approximately $1.0 million, and is subject to annual rent escalations of 3%.

•

Johnstone Supply, Inc., a wholesale distributor in the HVACR industry (heating, ventilation, air-conditioning, refrigeration and plumbing equipment), leases 124,610 square feet or approximately 26% of the portfolio’s rentable area under a lease that expires in October 2013 and contains no lease renewal options. The annual base rent under the lease is currently approximately $0.8 million, and is subject to annual rent escalations of 3%.

The Portland Portfolio will be managed by KG Management Company.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In order to fund a portion of the acquisition of the Portland Portfolio described under Item 2.01 of this Current Report on Form 8-K, the Company, through three of its subsidiaries, entered into three secured, non-recourse loan agreements with ING USA Annuity Life Insurance Company for an aggregate amount of $26.6 million (the “ING Pooled Facility”). The ING Pooled Facility has an annual fixed interest rate of 4.95%, requires monthly amortization payments (based on a 30-year amortization schedule) and has a contractual maturity on October 1, 2040; however, the expected maturity date of the facility, based on its underlying structure, is October 1, 2020. The ING Pooled Facility is secured by deeds of trust and related assignments and security interests in, and is cross-collateralized by, properties in the Portland Portfolio and the Bell Gardens properties, which the Company acquired on August 25, 2010. Certain key terms of the ING Pooled Facility are described in the table below.

Lender	Origination Date	Maturity Date	Loan Amount	Interest Rate

ING USA Annuity Life Insurance Company	September 30, 2010	October 1, 2020 *	$26.6 million	4.95%

* The expected maturity date based on underlying structure of facility. The contractual maturity date is October 1, 2040.

The ING Pooled Facility allows for prepayment, subject to the payment of certain prepayment premiums. In addition, it contains customary affirmative, negative and financial covenants, agreements, representations, warranties and indemnities, including indemnification for losses arising out of certain environmental issues at the respective properties, and borrowing conditions, all as set forth in the ING Pooled Facility. The ING Pooled Facility also contains various customary events of default, which are defined in the agreements. As is customary in such financings, if an event of default occurs under the ING Pooled Facility, the lender may accelerate the repayment of amounts outstanding and exercise other remedies subject, in certain instances, to the expiration of an applicable cure period.

The Company’s subsidiaries that directly own the properties securing the loans are the borrowers under the ING Pooled Facility. The Operating Partnership has provided customary non-recourse guarantees of certain of the obligations under the ING Pooled Facility.

Item 7.01 Regulation FD Disclosure.

Pursuant to the rules and regulations of the Securities and Exchange Commission, the information set forth under this Item 7.01 is deemed to have been furnished and shall not be deemed to be “filed” under the Securities Exchange Act of 1934.

As of September 30, 2010, the Company has invested in a diversified portfolio of industrial real estate assets, including 21 operating properties that are approximately 95% leased at a gross investment amount of approximately $116 million, and totaling approximately 1.6 million net rentable square feet.

Item 9.01. Financial Statements and Exhibits.

(a) and (b) Financial Statements of Business Acquired and Pro Forma Financial Information.

To be filed by amendment. The registrant hereby undertakes to file any financial statements required to be filed in response to this item on an amendment to this Current Report on Form 8-K no later than December 16, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDUSTRIAL INCOME TRUST INC.
October 1, 2010

	By:	/s/ Thomas G. McGonagle
		Name:	Thomas G. McGonagle
		Title:	Chief Financial Officer and Treasurer

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